Exhbiit 99.1


     Mitek Systems Announces Fiscal Third Quarter 2003 Results


    POWAY, Calif.--(BUSINESS WIRE)--July 29, 2003--Mitek Systems, Inc. (Nasdaq:MITK), a leading developer of automated check imaging and document processing solutions, today announced financial results for the fiscal third quarter of 2003 ended June 30, 2003.
    In line with preliminary results announced on July 22, net sales for the quarter were $3.0 million, a 10 percent increase compared with net sales of $2.8 million for the fiscal 2002 third quarter. Sequentially, net sales declined 21 percent from second quarter net sales of $3.9 million.
    Gross margin for the third quarter was 54 percent, compared with 86 percent for the same quarter last year and 62 percent in the second quarter. The change in gross margin was due primarily to a shift in product mix, as higher hardware sales to banks were recognized in the quarter.
    Fiscal third quarter 2003 total costs and expenses, less cost of sales of $1.4 million, were $2.6 million, or 86 percent of net sales. Year-ago third quarter total costs and expenses, less cost of sales of $398,000, were $2.2 million, or 80 percent of net sales. Compared to the prior quarter, total costs and expenses, less cost of sales, increased due to higher selling and marketing expenses.
    Mitek reported a third quarter net loss of $(953,000), or $(0.09) per basic and diluted share, compared with a net income of $173,000, or $0.02 per basic and diluted share, for the same fiscal quarter of last year. Net income was $26,000, or breakeven per basic and diluted share, for the fiscal second quarter of 2003.
    For the nine months ended June 30, 2003, net sales were $9.9 million, an increase of 7 percent over net sales of $9.2 million for the comparable period in fiscal 2002. Fiscal 2003 year-to-date net loss was $(867,000), or $(0.08) per basic and diluted share, compared with a net income of $412,000, or $0.04 per basic and diluted share, for the first nine months of fiscal 2002.
    As of June 30, 2003, the Company had working capital of approximately $3.9 million and stockholders' equity of $4.2 million. The Company believes its financial position remains strong with $1.4 million in cash, up from $760,000 at the end of fiscal 2002, and no bank debt on its balance sheet.
    Commenting on the third quarter results, Mitek's President and CEO James B. DeBello said, "Companies are tightly managing budgets in this protracted economic downturn and IT spending continues to be sluggish. Our customers are extending their decision-making process and the sales cycle has substantially lengthened. We believe this trend led to fewer closed transactions during the quarter, and this impacted net sales and margins for the quarter. We remain focused on a number of these potential deals, and we are aggressively working to close them.
    "Although we are disappointed with our third quarter performance, we are committed to achieving our goal of sustained profitability. To this end, since assuming the role of President and CEO in May, I have set a number of priorities to drive us toward this goal. First, we are realigning and strengthening our sales and marketing team to identify new opportunities for our products and expand our addressable market. Second, my conversations with several prospective and existing customers reinforced our focus on the development of new products and enhancements to address evolving needs. Finally, we are closely monitoring our cost structure, evaluating operations to eliminate unnecessary expenses and improve our efficiency," DeBello concluded.

    Conference Call and Webcast

    Mitek Systems will host a conference call with a simultaneous Webcast today at 11:00 a.m. Eastern (8:00 a.m. Pacific) to discuss the Company's fiscal third quarter 2003 operating performance. The conference call, featuring President and CEO James B. DeBello and Chairman and CFO John M. Thornton, can be accessed live via the Internet at www.miteksys.com or www.companyboardroom.com. Please go to either Web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, the Webcast replays will be available for 90 days, or an audio replay will be available through August 5, 2003, by calling 888-266-2086 (703-925-2435 for international callers) and entering the passcode 215456.

    About Mitek Systems

    Mitek Systems is a leading provider of check imaging software for financial institutions and an established global supplier of embedded software recognition engines. These engines process over 8 billion checks and other documents per year for a variety of OEM and reseller partners. Mitek helps reduce operating costs by automatically reading, classifying and processing high volumes of checks and documents. Our applications also help customers implement new image document Web services for Internet and intranet configurations. For more information about Mitek Systems, contact us at 14145 Danielson Street, Suite B, Poway, CA 92064; 858-513-4600 or visit our Web site at www.miteksys.com.

    Forward-Looking Statement Disclosure

    With the exception of historical matters, the matters discussed in this news release are forward-looking statements that involve risks and uncertainty. Forward-looking statements include, but are not limited to, statements relating to the development and pace of sales of the Company's products, expected trends and growth in the Company's results of operations, projections concerning the Company's available cash flow and liquidity, anticipated penetration in new and existing markets for the Company's products and the size of such markets, anticipated acceptance of the Company's products by existing and new customers, the ability of the Company to achieve or sustain any growth in sales and revenue and the increase in sales representatives and other personnel. The Company's actual results could differ from such forward-looking statements. There can be no assurance that the Company will achieve the results set forth herein. Mitek and Mitek Systems are registered trademarks of Mitek Systems, Inc. All other product or company names may be trademarks or registered trademarks of their respective holders.



                          Mitek Systems, Inc.
                       Statements of Operations
                              (Unaudited)

                         THREE MONTHS ENDED       NINE MONTHS ENDED
                              June 30,                June 30,
                          2003        2002        2003        2002

NET SALES              $3,042,000  $2,763,000  $9,871,000  $9,231,000

COSTS AND EXPENSES
 Cost of sales          1,392,000     398,000   3,499,000   2,221,000
 Operations               432,000     498,000   1,292,000   1,297,000
 Selling and marketing  1,101,000     775,000   2,908,000   2,377,000
 Research and
  development             556,000     504,000   1,680,000   1,475,000
 General and
  administrative          517,000     426,000   1,356,000   1,453,000

 Total costs and
  expenses              3,998,000   2,601,000  10,735,000   8,823,000

OPERATING INCOME
 (LOSS)                  (956,000)    162,000    (864,000)    408,000

 Interest and other
  income (expense) -
  net                       4,000       6,000       7,000       4,000

INCOME (LOSS) BEFORE
 INCOME TAXES            (952,000)    168,000    (857,000)    412,000

PROVISION (BENEFIT)
 FOR INCOME TAXES           1,000      (5,000)     10,000           -

NET INCOME (LOSS)       $(953,000)   $173,000   $(867,000)   $412,000

NET INCOME (LOSS) PER
 SHARES - BASIC
 AND DILUTED               ($0.09)      $0.02      ($0.08)      $0.04

WEIGHTED AVERAGE
 NUMBER OF COMMON
 SHARES OUTSTANDING -
 BASIC                 11,156,437  11,136,689  11,144,660  11,130,984

WEIGHTED AVERAGE
 NUMBER OF COMMON
 SHARES AND COMMON
 SHARE EQUIVALENTS
 OUTSTANDING - DILUTED 11,156,437  11,498,474  11,144,660  11,489,868


                          Mitek Systems, Inc.
                       Condensed Balance Sheets
                              (Unaudited)

                                              June 30,   September 30,
                                                2003         2002
ASSETS

Current assets                               $7,303,000    $7,381,000
Property and equipment - net                    367,000       380,000
Other assets                                    324,000       470,000

TOTAL ASSETS                                 $7,994,000    $8,231,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                          $3,399,000    $2,738,000
Long term liabilities                           412,000       466,000
Total liabilities                             3,811,000     3,204,000

Stockholders' equity:
  Common stock                                   11,000        11,000
  Additional paid-in capital                  9,313,000     9,290,000
  Accumulated deficit                        (5,141,000)   (4,274,000)
Total stockholders' equity                    4,183,000     5,027,000

TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                       $7,994,000    $8,231,000




    CONTACT: Mitek Systems, Inc.
             At the Company:
             John M. Thornton, 858-513-4600
               or
             At FRB/Weber Shandwick:
             Linda Chien, 310-407-6547 (general information)
             Jocelyn Hunter, 415-248-3433 (investor contact)